CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
FiberMark, Inc.

We consent to incorporation by reference in the registration statement (No. 33-81702) on Form S-8 of FiberMark, Inc. of our report dated February 5, 1999, relating to the consolidated balance sheets of FiberMark, Inc. and subsidiaries as of December 31, 1998, and 1997, and the related consolidated statements of earnings, retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1998, and all related schedules, which report appears in the December 31, 1996, annual report on Form 10-K of FiberMark, Inc.